                                                                     Exhibit 3.1


                                October 25, 2000

Nuveen Investments
333 West Wacker Drive
Chicago, Illinois  60606


          Re:            Nuveen Unit Trusts, Series 101
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Gentlemen:

          We have served as counsel to Nuveen Unit Trusts, Series 101 (hereinafter referred to as the "Fund"), in connection with the issuance, under the Trust Indenture and Agreement dated the date hereof between Nuveen Investments, as Depositor, and The Bank of New York, as Trustee, of Units of fractional undivided interest in the one or more Trusts of said Fund (hereinafter referred to as the "Units").

     In connection therewith, we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

     1. The execution and delivery of the Trust Indenture and Agreement and the establishment of book entry positions evidencing the Units in the Trust(s) of the Fund have been duly authorized; and

     2. The book entry positions evidencing the Units in the Trust(s) of the Fund when duly established in accordance with the aforementioned Trust Indenture and Agreement, will constitute valid and binding obligations of such Trust(s) and the Depositor in accordance with the terms thereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-44660) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                     Respectfully submitted,

                                     /s/ Chapman and Cutler

                                     Chapman and Cutler